Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in First Capital, Inc.’s Registration Statement No. 333-76543 on Form S-8 and in First Capital, Inc.’s Registration Statement No. 333-95987 on Form S-8 of our report dated January 16, 2009 contained in this Annual Report on Form 10-K for First Capital, Inc. for the year ended December 31, 2008.

/s/ MONROE SHINE & CO., INC.

New Albany, Indiana

March 25, 2009